Exhibit 99.2

OurPet’s Company

2015 Second Quarter Conference Call

Operator

Welcome to the 2015 second quarter conference call for OurPet’s Company. At this time, all participants are in a listen-only mode. A question-and-answer session will follow management’s remarks. (Operator issues instructions). As a reminder, this conference call is being recorded and will be available at the Company’s website, www.ourpets.com, following the call.

Scott Mendes, Chief Financial Officer

Thank you, Shae. This morning we issued our 2015 second quarter earnings release, which is also available on our website.

The information provided during today’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are presented in our 2014 Form 10-K and in other company SEC filings, as well as today’s earnings release.

Our remarks will include certain references to the non-GAAP financial measure of EBITDA. EBITDA is defined as net income, plus interest expense net, plus income tax expense less equity earnings of unconsolidated subsidiaries net of tax, plus depreciation, depletion and amortization expense. We use this non-GAAP measure to evaluate ongoing operations and believe they are useful to enable investors to perform a meaningful comparison of current and historical performance of the Company. There is a table in our 2015 second quarter earnings release which includes specific detail concerning the non-GAAP EBITDA financial measure.

During today’s call, Dr. Steve Tsengas, Chairman and CEO, will discuss business trends and initiatives related to implementation of our growth strategy. I will then review the Company’s financial results for the 2015 second quarter and first six months of this year. We will conclude the call with a question and answer session. At this time, I will turn the call over to Dr. Tsengas.

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Dr. Steve Tsengas—President and CEO

Thank you, Scott. We are encouraged with our second quarter results, which included record second quarter net revenue, increased margins and a significant increase in net income. All of this was achieved in the midst of a sluggish economy.

We are working aggressively to fully implement our dual-brand strategy in all markets and expect to achieve this objective by year-end. It is taking somewhat longer than we initially anticipated, often due to factors beyond our control; however, each customer we convert reinforces our belief that we are on the right track. The good news, it is costing less than anticipated to implement the transition.

Our product portfolio has never been stronger. We continue to seek ways to further strengthen the breadth of innovative, proprietary products we offer our customers in each of our key markets, which include toys and accessories, bowls and feeders and feline waste management. This involves working closely with our customers to provide them with products they desire and also demonstrating to them our capabilities to develop great products utilizing innovation, technology and our deep knowledge of these markets. We are also planning to increase our consumable product growth in each of the three categories.

We are pleased with the strong second quarter growth in Pet Specialty sales, which benefited from new bowl designs, new cat toys and accessories. These are the types of products we have offered for many years that remain in demand because we regularly add new features and frequently incorporate innovative technology to extend owners’ interest and use of our products with their pets.

Year-over-year growth in the Grocery, Drug and Mass retail channel was positive, but below our expectations for the quarter. We remain confident that these sales will improve as we continue to roll out our Pet Zone brand, expand our retail base and introduce new products.

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Our relationship with Amazon continues to grow as we work closely with them to establish and then expand our presence in domestic and international markets. We continue to receive top ratings from their customers. There are many other retailers seeking to expand their online platform and we expect to be part of their long-term plans. Sales to the E-commerce channel will continue to grow over the long term as consumer purchasing patterns favor convenience and extensive online product selection plus increased response by retailers to this fast-changing shopping trend.

Last month we introduced over thirty new products at SuperZoo, the national show for pet retailers, held annually in Las Vegas. We were very pleased to receive a 1st place new product award for our Catty Whack electronic cat toy that is designed to captivate cats with a feathery game of hide and seek. When the toy is turned on a feather wand begins to dart in and out of each of six “mouse holes” in the base of the toy. Not only does it mimic the movement of prey in the wild, Catty Whack also features a proprietary electronic RealMouse™ sound.

We also introduced two other products for cats at SuperZoo. They included the Fly By™ Spinner toy which features a bird, bee or butterfly on a wire. The battery operated motor causes the winged toy to flutter with lifelike flying movement that is great exercise for cats and is also playful for them. The Fly By wing vibrates, mimicking the sound of a real insect.

The other product we introduced is the Pet Zone Zoom Plume™. This interactive toy is designed to roll across the floor as its battery-operated cylinder pushes an alluring feather in and out of the holes on either end.

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New items are also being introduced to extend our growing product lines for dogs. These include new feeding solutions such as designer bowls in new metals and the Barking Bistro, which is designed to enable dogs to maintain a healthy posture while dining and matches a contemporary décor with its sleek design. The Pet Zone Designer Diner enables pets to close the distance between their food and water which reduces strain on the pet’s neck and joints.

Additionally, there are the reimagined and reengineered Flappy®. Dog toys that incorporate electronically activated Real Prey® sounds that particularly appeal to dogs bred to hunt rodents.

These products will be available under both the Pet Zone and OurPets labels. We will start shipping many of these exciting, proprietary products this month.

We continue to believe that the feline waste management category is an untapped opportunity for the company which is why we continue to expand our presence in this market. An aggressive strategy was recently launched that includes select promotional discounts to get our SmartScoop units onto the shelves of independent dealers. We are currently developing three proprietary, game-changing products for release during the first half of 2016.

We constantly strive to be more efficient in all aspects of our operations. Due to the number of our products manufactured in China, we recently appointed a Project Management Specialist in that country to more effectively and timely manage our many projects there. This will help us further improve our sourcing and logistics activities, while maintaining time-sensitive schedules to meet our customers’ needs.

I will now turn the call over to Scott Mendes for his remarks.

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Scott Mendes-Chief Financial Officer

Thank you, Steve. Our solid second quarter results reflected further progress in key areas of our operations and financial performance. While the top line growth was below our plan for the quarter, it was achieved despite sluggish market conditions as Steve noted. We are particularly focused on controlling the controllable items in our business, which resulted in improved margins for the second quarter and lower SG&A expenses compared to a year ago.

This quarter’s net revenue was a second quarter record $5.6 million, which was a 4% increase over the same period last year. The Pet Specialty category achieved solid growth with an 18% increase over a year ago. Bowls and feeders were the strongest product category that contributed to the growth in net revenue versus the same period last year led by the hybrid, water bath and Selecta fashion bowls. For the first six months of 2015, Pet Specialty sales were 19% above a year ago led by bowls and feeders and to a lesser extent toys and accessories.

The Grocery, Drug and Mass category achieved slightly positive comparisons versus a year ago as we continued to work aggressively to fully implement our brand strategy. Going forward, we expect sales to benefit from the introduction of new products and targeted efforts to expand our retail base as we complete the conversion to Pet Zone products later this year. Year-to-date sales for this category were 3% higher than the first half of 2014.

E-commerce sales were 8% of total net revenue for the second quarter and 16% below the same period a year ago. This was primarily due to a decrease in dog house sales at two national retail customers. We are evaluating ways to restore sales momentum in this product. The second quarter year-over-year decline is anticipated to be temporary and over time this sales channel is expected to become a substantial portion of our total net revenue. Sales for the first half of 2015 were 11% below the prior year.

Ongoing continuous improvement initiatives are gaining more traction. Gross profit increased 13% to $1.7 million which contributed to a 2.5 percentage point increase to 30.8% in the gross profit margin for the quarter. This marks the third consecutive quarter that our gross profit margin has been above 30 percent.

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Cost of goods sold for the second quarter increased less than 1 percent. Most of the savings were realized in the cost of components compared to the same period last year. The 2015 second quarter improvement also benefited from previously implemented price increases and product mix.

For the first six months of 2015, gross profit increased 11 percent to $3.4 million and gross profit margin increased to 30.5% from 29.1% for the same period last year. The increase in 2015’s first half gross profit was due to higher sales and realizing cost savings, especially related to component costs in the toys/accessories category.

SG&A expenses decreased more than 2% to $1.3 million compared to the 2014 second quarter. There were several offsetting factors that led to net savings being realized. We continue to pursue companywide initiatives to control costs. As a percentage of net revenue, SG&A expenses for the second quarter of this year decreased to 23.2% from 24.7% a year ago. We were able to hold the line and keep SG&A expense dollars flat for the first half of 2015 compared to a year ago. However, SG&A expenses as a percent of net revenue decreased to 23.5% for the first six month of 2015 from 25.0% last year.

Income from operations more than doubled to $422,463 for the second quarter due to the solid improvement in gross profit and lower SG&A expenses. For the first six months of 2015, income from operations increased 80% to $778,776. This was attributable to the same factors that benefited income from operations for the 2015 second quarter.

The decreases in other income for the second quarter and first six months of this year were due to a greater amount of favorable patent litigation settlements for the same periods a year ago.

Interest expense decreased 19% to $24,795 for the three months ended June 30, 2015 versus the prior year. This was due to two loans that were paid off at the end of 2014 and lower interest expense on outstanding bank loans. These same factors contributed to a 26% decrease in interest expense for the six months ended June 30, 2015 compared to last year.

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Income tax expense was 37.4% of income before income taxes for the second quarter of 2015 compared to 33.9% for the same period in 2014. For the first half of this year, income tax expense increased to 37.0% of income before income taxes from 35.7% a year ago.

Net income increased 77% to $262,076 for the second quarter from $147,755 the prior year, while net income per diluted share was 1 cent for both periods. For the first half of 2015, net income increased 69% to $475,868 from the same period in 2014. For the 2015 year-to-date period, net income per diluted share was 2 cents compared to 1 cent a year ago.

EBITDA increased 47% to $625,984 for the second quarter of this year versus the same period in 2014. For the first six months of 2015, EBITDA increased 40% to $1,158,994 from $830,516 the prior year.

That concludes our remarks. Steve and I would now be pleased to respond to your questions. Operator ____.

QUESTION AND ANSWER

Operator Shae (provides instructions)

Questions and answers

Ladies and gentlemen, we have reached the end of the question and answer portion of this conference call. Dr. Steve Tsengas will now make his closing comments.

Dr. Steve Tsengas

Thank you, Shae. There were several positive achievements during the second quarter and first half of 2015 which increase our confidence regarding the second half of this year. There are positive signs that we are controlling the controllable. Our outlook for sales is positive despite challenging market conditions. We are very excited about our new products that complement our corporate mission to exceed expectations with innovative solutions. They should provide a significant contribution to future sales and increased profitability.

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Our priorities currently include increasing sales at a faster rate across our key product categories, improving margins and maintaining a prudent cost structure as we grow. Most importantly, we remain focused on delivering greater value for our shareholders. All of these elements are currently in place and I am confident that we can continue to improve our performance. We appreciate your continued interest and look forward to keeping you informed of our progress.

Scott Mendes

Thank you, Steve. A replay of this conference call will be available on our corporate website, www.ourpets.com, in the Investors section. This concludes the call and you may now disconnect your telephone line. Good bye.

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